UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2012

SUN RIVER ENERGY, INC.

(Exact name of registrant as specified in its charter)

Colorado	000-27485	84-1491159
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5646 Milton Street, Suite 130, Dallas, Texas 75206
(Address of Principal Executive Offices) (Zip Code)

(214) 369-7300
Registrant’s telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.03	Material Modification to Rights of Security Holders.

The information set forth in Item 5.03 is hereby incorporated by reference into this Item 3.03 to the extent applicable.

ITEM 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At the Special Meeting held on January 31, 2012, Sun River Energy, Inc.’s (the “Company”) shareholders approved proposal number 1, which allowed the Company to amend the Company’s Articles of Incorporation, and/or take such other action as the Company deems necessary, to effect a Reverse Stock Split of the Company’s common stock at a specific ratio within a range of 1-for-2 to 1-for-10 and to grant authorization to the Board of Directors to determine, in its sole discretion, the timing and the specific ratio of the Reverse Stock Split at any time prior to January 31, 2013.

On November 7, 2012, but effective as of November 16, 2012, the Company filed the Articles of Amendment with the Colorado Secretary of State to effect the Reverse Stock Split. As a result of the Reverse Stock Split, every 10 outstanding shares of the Company’s Common Stock combined automatically into one share of Common Stock. No fractional share of Common Stock will be issued. If the cumulative number of shares of Common Stock held by any shareholder in any single account or in any single certificate prior to the split (“Pre-split Share”) is not evenly divisible by the ratio of the quotient of one (1) divided by ten (10), the Pre-split Shares will round up to the next number that is evenly divisible in whole numbers by the ratio. Each shareholder’s percentage ownership in the Company and proportional voting power remains unchanged after the Reverse Stock Split, except for minor changes and adjustments resulting from the treatment of fractional shares. The Articles of Amendment are filed as Exhibit 3.1 and is incorporated herein by reference.

The new CUSIP number for the Company’s Common Stock following the Reverse Stock Split is 86686U202.

As a result of the Reverse Stock Split, adjustments were automatically made to certain terms of certain of the Company’s outstanding securities, including its outstanding options, restricted stock, restricted stock units and warrants.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

The following is a complete list of exhibits filed as part of this Report.

Exhibit No.	Description
3.1	Articles of Amendment to Articles of Incorporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

SUN RIVER ENERGY, INC.
Date: November 20, 2012	By:	/s/ Donal R. Schmidt, Jr.
		Name:	Donal R. Schmidt, Jr.
		Title:	President and CEO